Exhibit 12.1


                          Statement of Ratio of Earnings to Fixed Charges
                                   (in thousands, except ratios)


                                                                                                   Nine Months Ended
                                                         Years Ended December 31,                    September 30,
                                            -------------------------------------------------      ------------------
                                            1996       1997       1998       1999        2000       2000       2001
                                            ----       ----       ----       ----        ----       ----       ----
Income (loss) from continuing
    operations before provision
    for income taxes and
    cumulative effect of change
    in accounting principal
    and extraordinary item...........        (1,398)      (508)     5,098     (2,309)    (13,319)    (8,871)    (9,956)

Add: Interest expense................         1,973      1,910      1,972      2,753       4,323      2,924      3,566
         Implied interest on lease
         expense from continuing
         operations..................         1,205      1,323      1,805      2,853       3,459      2,411      2,361
                                              -----      -----      -----      -----       -----      -----      -----
         Fixed charges...............         3,178      3,233      3,777      5,606       7,781      5,335      5,927
Earnings available for
         fixed charges...............         1,780      2,725      8,875      3,297      (5,538)    (3,536)    (4,029)
                                              -----      -----      -----      -----      ------     ------     ------

Divided by: Fixed charges............         3,178      3,233      3,777      5,606       7,781      5,335      5,927
                                              -----      -----      -----      -----       -----      -----      -----

Ratio of earnings to fixed charges            N/A(1)      N/A(1)     2.35      N/A(1)      N/A(1)    N/A(1)     N/A(1)
                                              -----      -----      -----      -----       -----      -----      -----

------------------------------------

(1) For the years ended December 31, 1996, 1997, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, Kroll's pre-tax earnings from continuing operations were insufficient to cover fixed charges by $1.4 million, $0.5 million, $2.3 million, $13.3 million, $8.9 million and $10.0 million, respectively.